Exhibit 10.14

MORTGAGE, SECURITY AGREEMENT,
ASSIGNMENT OF LEASES AND RENTS
AND FIXTURE FINANCING STATEMENT

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE MAXIMUM PRINCIPAL AMOUNT OF THE OBLIGATIONS SECURED BY THIS MORTGAGE IS $5,699,411.00, TOGETHER WITH SUCH ADDITIONAL AMOUNTS AS MAY BE ADVANCED BY LENDER AND FOR WHICH NO MORTGAGE REGISTRATION TAX IS PAYABLE PURSUANT TO MINNESOTA STATUTES ANNOTATED § 287.05, SUBD. 4.

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FINANCING STATEMENT (this “Mortgage”) is made as of the 1st day of August, 2004, by LIFECORE BIOMEDICAL, INC., a Minnesota corporation (“Borrower”), having its principal office at 3515 Lyman Boulevard, Chaska, Minnesota 55318, in favor of M&I MARSHALL & ILSLEY BANK, a Wisconsin state banking corporation (“Lender”), having its principal office at 651 Nicollet Mall, Minneapolis, Minnesota 55402, Attention: Scott D. Thorson, or its assignee.

RECITALS

A. The City of Chaska, Minnesota (the “Issuer”), has issued those certain Variable Rate Demand Purchase Revenue Bonds (Lifecore Biomedical, Inc. Project), Series 2004 (the “Bonds”), pursuant to that certain Indenture of Trust dated as of August 1, 2004 (the “Indenture”), by and between the Issuer and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).

B. In order to provide the credit and liquidity enhancement with respect to the Bonds, Borrower has requested Lender to issue its Irrevocable Direct Pay Letter No. SB/IRB 134 (the “Letter of Credit”) for Borrower’s account in the amount of $5,699,411.00 for the benefit of the Trustee under the terms of the Indenture.

C. As a condition to the issuance of the Letter of Credit, Lender has required Borrower to execute that certain Reimbursement Agreement of even date herewith for the benefit of Lender (the “Reimbursement Agreement”), which requires, among other things, that Borrower reimburse Lender for any and all draws made under the Letter of Credit.

D. The obligations of Borrower under the Reimbursement Agreement become due and payable in full on or before September 15, 2007.

E. Lender has required as an express condition to issuing the Letter of Credit pursuant to the Reimbursement Agreement that Borrower secure the obligations of Borrower under the Reimbursement Agreement by this Mortgage.

F. All capitalized terms herein which are not otherwise defined herein shall have the meanings assigned thereto as set forth in the Reimbursement Agreement. The Letter of Credit, the Reimbursement Agreement and each of the other documents executed in connection therewith (collectively, the “LOC Documents”) are hereby incorporated herein by reference.

G. The obligations secured by this Mortgage (collectively, the “Obligations”) are the prompt payment and/or performance of the following:

(i) the amount of $5,699,411.00 or so much thereof as may be drawn under the Letter of Credit pursuant to the Reimbursement Agreement; plus

(ii) all debts and obligations of Borrower under any interest rate hedging documents and/or agreements now or hereafter entered into by Borrower and Lender with respect to the Bonds or the LOC Documents, including, but not limited to, a rate swap transaction, basis swap, forward rate transaction, commodity option, equity or equity index rate swap, equity or index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any similar transaction or combination of similar transactions (including, as applicable, any ISDA Master Agreement and each schedule, transaction and confirmation relating to or entered into under an ISDA Master Agreement or any such other agreement), all as amended, modified, supplemented or extended from time to time, and including all obligations of Borrower to reimburse Lender for any and all amounts paid, and other losses suffered, by Lender, as a result of the early termination of such transaction, the amount of which is indeterminate on the date hereof; plus

(iii) all other amounts payable by Borrower and the performance of all other agreements of Borrower under the LOC Documents as the same now exist or may hereafter be amended.

NOW, THEREFORE, Borrower, in consideration of the foregoing recitals, which are hereby incorporated herein by reference and which are true and correct on the date hereof, and of Lender issuing the Letter of Credit, and to secure the Letter of Credit and payment and performance of the Obligations, hereby grants, bargains, sells, conveys and mortgages to Lender, its successors and assigns, forever, with power of sale, and grants to Lender, its successors and assigns, a security interest in, the following, all of which is called the “Mortgaged Property”:

A. LAND AND IMPROVEMENTS

The land described in Exhibit A attached hereto and all mineral rights, hereditaments, easements and appurtenances thereto (collectively the “Land”), and all improvements and structures now or hereafter located thereon (the “Improvements”); and

B. FIXTURES AND PERSONAL PROPERTY

All fixtures (the “Fixtures”) and all goods, machinery, equipment and personal property (collectively the “Personal Property”) now or hereafter located on, in or under the Land and the Improvements, or usable in connection with the Land or the Improvements, and which are owned by Borrower or in which Borrower has an interest, including any construction and building materials stored on and/or to be included in the Improvements, plus any repairs, replacements and betterments to or of any of the foregoing; and

C. LEASES AND RENTS

All rights of Borrower with respect to tenants or occupants now or hereafter occupying any part of the Land or the Improvements, if any, including all Leases (as hereinafter defined), all guaranties thereof, all licenses, and all rights in connection therewith, whether oral or written (collectively the “Leases”), and all rents, income, royalties, revenues and payments, including prepayments and security deposits, payments in termination of Leases, payments for the rental or sale or use of rooms, for goods sold or leased, for food or beverage sold on or from the Land and the Improvements, for any entertainment offered on the Land and the Improvements, for services rendered, whether or not yet earned by performance, for the rental, sale or use of any equipment, from vending machines, and all payments from any consumer credit/charge card organization, whether or not now existing or owed, or hereafter credited or owed (collectively the “Rents”), which are now or hereafter due or to be paid in connection with the Land, the Improvements, the Fixtures or the Personal Property; and

D. GENERAL INTANGIBLES

All general intangibles of Borrower which relate to any of the Land, the Improvements, the Fixtures, the Personal Property, the Leases or the Rents, including proceeds of insurance and condemnation or conveyance of the Land and the Improvements, accounts, trade names, contract rights, accounts and bank accounts; and

E. OTHER PROPERTY

All feasibility studies, plans and specifications, soil tests, environmental reports, engineering reports, architect’s, engineer’s and construction contracts, licenses, permits, certificates and documents relating to the Land, the Improvements, the Fixtures and the Personal Property; and

F. AFTER ACQUIRED PROPERTY AND PROCEEDS

All property similar to the property herein described and conveyed which may be subsequently acquired by Borrower and used in connection with the Land, the Improvements, the Fixtures, the Personal Property and other property; and all cash and non-cash proceeds and products of all of the foregoing property.

TO HAVE AND TO HOLD the same, and all estate therein, together with all the rights, privileges and appurtenances thereunto belonging, to the use and benefit of Lender, its successors and assigns, forever.

PROVIDED NEVERTHELESS, should Borrower pay and perform all the Obligations, then these presents will be of no further force and effect, and this Mortgage shall be satisfied by Lender, at the expense of Borrower.

This Mortgage constitutes an absolute, irrevocable, currently effective assignment of rents and profits within the meaning of Minnesota Statutes, §§ 559.17 and 576.01, and is intended to comply fully with the provisions thereof, and to afford Lender, to the fullest extent allowed by law, the rights and remedies of a mortgage lender or secured lender pursuant thereto; provided, however, that, prior to the occurrence of an Event of Default, Borrower shall have a conditional license and opportunity to collect (but not more than one [1] month in advance) all such rents and profits, and to use the same for payment of all sums which Borrower is required to pay by the terms hereof and the Obligations, before using the same for any other purpose.

This Mortgage also constitutes a security agreement within the meaning of the Uniform Commercial Code as in effect in the State of Minnesota, as the same may be amended from time to time (the “UCC”), with respect to all property described herein as to which a security interest may be granted and/or perfected pursuant to the UCC, and is intended to afford Lender, to the fullest extent allowed by law, the rights and remedies of a secured party under the UCC.

BORROWER FURTHER agrees as follows:

ARTICLE I

AGREEMENTS

Section 1.1. Performance of Obligations: Incorporation by Reference. Borrower shall pay and perform the Obligations. Time is of the essence hereof. All of the covenants, obligations, agreements, warranties and representations of Borrower contained in the Reimbursement Agreement and the other LOC Documents and all of the terms and provisions thereof, are hereby incorporated herein and made a part hereof by reference as if fully set forth herein.

Section 1.2. Further Assurances. If Lender requests, Borrower shall sign and deliver and cause to be recorded and hereby authorizes Lender to record to the full extent permitted by applicable law, any further mortgages, instruments of further assurance, certificates, financing statements, continuation statements and other documents as Lender reasonably may consider necessary or desirable in order to perfect, continue and preserve the Obligations and Lender’s rights, title, estate, liens and interests under the LOC Documents. Borrower further agrees to pay to Lender, upon demand, all costs and expenses incurred by Lender in connection with the preparation, execution, recording, filing and refiling of any such documents, including attorneys’ fees and title insurance costs.

Section 1.3. Sale, Transfer, Encumbrance. If Borrower sells, conveys, transfers or otherwise disposes of, or encumbers, any part of its interest in the Mortgaged Property, legal or equitable, whether voluntarily, involuntarily or by operation of law, without the prior written consent of Lender, which may be given or withheld by Lender in its sole and absolute discretion, Lender shall have the option to declare the Obligations immediately due and payable without notice. Included within the foregoing actions requiring prior written consent of Lender are: (a) execution of a purchase, sale or option agreement; (b) sale by deed or contract for deed; and (c) mortgaging or granting a Lien (as hereinafter defined) on the Mortgaged Property. Borrower shall request in writing Lender’s consent to any such proposed action at least thirty (30) days prior to the proposed date of such action. Borrower shall pay all costs and expenses incurred by Lender in evaluating any such request. Lender may condition such consent upon modification of the LOC Documents, an increase in the interest rate or payment of fees. No such action shall relieve Borrower from liability for the Obligations.

Section 1.4. Insurance. Borrower shall obtain, maintain and keep in full force and effect (and upon request of Lender shall furnish to Lender copies of) policies of insurance as described in, and meeting the requirements of the Reimbursement Agreement.

Section 1.5. Taxes, Liens and Claims, Utilities. Borrower, before any penalty attaches thereto, shall pay and discharge, or cause to be paid and discharged, all taxes, installments of assessments and governmental charges and levies (collectively “Impositions”) imposed upon or against the Mortgaged Property or the Rents, or upon or against the Obligations, or upon or against the interest of Lender in the Mortgaged Property or the Obligations, except Impositions measured by the income of Lender. Borrower shall provide evidence of such payment at Lender’s request. Borrower shall keep the Mortgaged Property free and clear of all liens, encumbrances, easements, covenants, conditions, restrictions and reservations (collectively “Liens”) except the Permitted Encumbrances. Borrower shall pay or cause to be paid when due all charges or fees for utilities and services supplied to the Mortgaged Property. Notwithstanding anything to the contrary contained in this Section, Borrower shall not be required to pay or discharge any Imposition or Lien so long as Borrower shall in good faith, and after giving notice to Lender, contests the same by appropriate legal proceedings. As a condition to any such contest, Borrower shall provide such security to Lender as Lender shall reasonably require against loss or impairment of Borrower’s ownership of or Lender’s lien on the Mortgaged Property and shall in any event pay such Imposition or Lien before loss or impairment occurs. In the event Lender determines that loss or impairment may occur, Borrower shall, within ten (10) days after notice from Lender, pay such Imposition or Lien in full. In the event Borrower fails to pay such Imposition or Lien in full within such ten (10) day period or upon completion of such contest, Lender may apply the security provided to Lender by Borrower under this Section to pay such Imposition or Lien.

Section 1.6. Escrow Payments. At Lender’s request at any time after the occurrence of an Event of Default, Borrower shall deposit with Lender monthly on the first (1st) day of such month the amount reasonably estimated by Lender to be necessary to enable Lender to pay, before they become due, all Impositions against the Mortgaged Property and the premiums upon all insurance required hereby to be maintained with respect to the Mortgaged Property. All funds so deposited shall secure the Obligations. Such deposits shall be held by Lender, or its nominee, in a non-interest bearing account and may be commingled with other funds. Such deposits shall be used to pay such Impositions and insurance premiums when due. If at any time the funds are less than the amount deemed necessary by Lender to pay such Impositions and insurance premiums when due, Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after written notice from Lender to Borrower requesting payment thereof. Any excess sums so deposited shall be retained by Lender and shall be applied to pay said items in the future, unless the Obligations have been paid and performed in full, in which case all excess sums so paid shall be refunded to Borrower. Upon the occurrence of an Event of Default, Lender may apply any funds in said account against the Obligations in such order as Lender may determine.

Section 1.7. Maintenance and Repair; Compliance with Laws. Borrower shall cause the Mortgaged Property to be operated, maintained and repaired in safe and good repair, working order and condition, reasonable wear and tear excepted, and shall not commit or permit waste thereof. Except as provided in any LOC Document, Borrower shall not commence construction of any Improvements, change the use of the Improvements from that contemplated by Section 2.2 hereof, or remove, demolish or substantially alter the design or structural character of any Improvements without the prior written consent of Lender; shall complete or cause to be completed forthwith any Improvements which are now or may hereafter be under construction upon the Land; shall comply or cause compliance with all laws, statutes, ordinances and codes, and governmental rules, regulations and requirements, applicable to the Mortgaged Property or the manner of using or operating the same, and with any covenants, conditions, restrictions and reservations affecting the title to the Mortgaged Property, and with the terms of all insurance policies relating to the Mortgaged Property; and shall obtain and maintain in full force and effect all consents, permits and licenses necessary for the construction, development, use and operation of the Mortgaged Property.

Section 1.8. Leases. Borrower shall not enter into or amend any Lease without Lender’s prior written consent. As used herein, “Lease” means any lease or other document or agreement, written or oral, permitting any Person to use or occupy any part of the Mortgaged Property, and any guaranty thereof.

Section 1.9. Environmental Notices. Promptly after learning of the occurrence of any of the following, Borrower shall give Lender oral and written notice thereof, describing the same and the steps being taken or proposed to be taken by Borrower with respect thereto: (a) the happening of any event involving the spill, release, leakage, seepage, discharge or cleanup of any asbestos, polychlorinated biphenyls, mold, radon, petroleum products and any other hazardous or toxic waste, substance or constituent (collectively, “Hazardous Substances”); (b) any litigation, arbitration proceeding, or governmental proceeding arising from an environmental accident; (c) notice that Borrower’s operations on the Mortgaged Property are not in compliance with requirements of applicable federal, state or local environmental, health and safety statutes and regulations; (d) notice that Borrower is the subject of a federal or state investigation evaluating whether any remedial action is needed to respond to the release of any Hazardous Substance from or onto the Mortgaged Property; (e) notice that the Mortgaged Property is subject to a lien in favor of any governmental entity for (i) any liability under federal or state environmental laws or regulations or (ii) damages arising from or costs incurred by such governmental entity in response to a release of a Hazardous Substance into the environment; or (f) the happening of any event or the obtaining of any information which would cause any of the representations or warranties set forth in Section 2.4 hereof untrue or misleading in any material respect.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Borrower makes the following representations, warranties and covenants:

Section 2.1. Ownership, Liens, Compliance with Laws. Borrower owns good and marketable fee simple title to the Mortgaged Property free from all Liens, except the permitted encumbrances set forth on Exhibit C attached hereto (the “Permitted Encumbrances”). All applicable zoning, environmental, land use, subdivision, building, fire, safety and health laws, statutes, ordinances, codes, rules, regulations and requirements affecting the Mortgaged Property permit the current or intended use and occupancy thereof, and Borrower has obtained or will timely obtain all consents, permits and licenses required for such use. Borrower has examined and is familiar with all applicable covenants, conditions, restrictions and reservations, and with all applicable laws, statutes, ordinances, codes and governmental rules, regulations and requirements affecting the Mortgaged Property, and the Mortgaged Property complies with all of the foregoing.

Section 2.2. Use. The Mortgaged Property is not homestead property nor is it agricultural property or in agricultural use, but rather is the site of an manufacturing facility and appurtenances.

Section 2.3. Utilities; Services. The Mortgaged Property is serviced by all necessary public utilities, and all such utilities are operational and have sufficient capacity.

Section 2.4. Environmental. Except as disclosed in the environmental reports identified on Exhibit B attached hereto (the “Environmental Reports”), (a) the Mortgaged Property presently complies with, in all material respects, all applicable federal, state or local environmental, health and safety statutes and regulations with which non-compliance would have a material adverse effect on the Mortgaged Property; (b) no part of the Mortgaged Property was ever used as a dump, sanitary landfill, junk yard or gasoline service station; (c) the Mortgaged Property is not the subject of any judicial or administrative proceeding alleging the violation of any federal, state or local environmental, health or safety statute or regulation, which violation would have a material adverse effect on the Mortgaged Property; (d) the Mortgaged Property is not the subject of a federal or state investigation regarding the need for any remedial action to respond to a release of any Hazardous Substance or other substance into the environment which remedial action would have a material adverse effect on the Mortgaged Property; (e) Borrower has received no summons, citations, directives, claims of lien, letters or other communications, written or oral, from any federal, state or local agency or department concerning the storing, releasing, pumping, pouring, emitting, emptying or dumping of any Hazardous Substance on the Mortgaged Property or any surrounding areas; (f) Borrower has not filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of any Hazardous Substances into the environment;

(g) no Hazardous Substances are located or have been released in, on or under the Mortgaged Property; and (h) there are no underground storage tanks on the Mortgaged Property.

Except as disclosed in the Environmental Reports, Borrower covenants and agrees that it shall not, nor shall it permit others to, use the Mortgaged Property for the business of generating, transporting, storing, treating or disposing of any Hazardous Substances, nor shall it either take or fail to take any action which may result in a release of any Hazardous Substances from or onto the Mortgaged Property. Notwithstanding the foregoing, Borrower shall be entitled to store, use and dispose of Hazardous Substances in the ordinary course of its business, provided such storage, use and disposal is in compliance with all applicable local, state and federal laws, rules and regulations.

Borrower covenants and agrees, at its sole cost and expense, to indemnify, protect and save the Lender, its parent, directors, officers, employees, agents, representatives, consultants and attorneys (collectively, the “Indemnified Parties”) harmless against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, attorneys’ and experts’ reasonable fees and disbursements) of any kind or of any nature whatsoever (collectively, the “Indemnified Matters”) which may at any time be imposed upon, incurred by or asserted or awarded against the Indemnified Parties and arising from or out of any existing and future Hazardous Substances on, in, under or affecting all or any portion of the Mortgaged Property or any surrounding areas. Indemnified Matters shall include, without limitation, all of the following: (i) the costs of removal of any and all Hazardous Substances from all or any portion of the Mortgaged Property or any surrounding areas, (ii) costs required to take necessary precautions to protect against the release of Hazardous Substances on, in, under or affecting the Mortgaged Property into the air, any body of water, any other public domain or any surrounding areas, (iii) costs incurred to comply, in connection with all or any portion of the Mortgaged Property or any surrounding areas, with all applicable laws, rules and regulations with respect to Hazardous Substances (clauses (i), (ii) and (iii) above being herein collectively referred to as “Corrective Work”), and (iv) loss in value of the Mortgaged Property due to the existence of Hazardous Substances. Lender’s rights hereunder shall be in addition to all rights of Lender under this Mortgage, the Reimbursement Agreement, the Letter of Credit and any guaranty or guaranties given to Lender in connection with the Letter of Credit and under any other LOC Documents and payments by Borrower hereunder shall not reduce Borrower’s obligations and liabilities under any of the LOC Documents. Notwithstanding anything to the contrary contained herein, (a) the indemnity provided for hereunder with respect to surrounding areas shall not extend to the costs of Corrective Work on, in, under or affecting any surrounding areas if the applicable Hazardous Substances did not originate from any portion of the Mortgaged Property, unless the removal of any Hazardous Substances on, in, under or affecting any surrounding areas is required by applicable laws, rules or regulations or by order or directive of any federal, state or local governmental authority in connection with the Corrective Work on, in, under or affecting any portion of the Mortgaged Property and (b) if Lender or any affiliate of Lender takes title to the Mortgaged Property at a foreclosure sale, at a sale pursuant to a power of sale under this Mortgage or by deed in lieu of foreclosure or otherwise, then the indemnity provided for hereunder shall not apply to Hazardous Substances which are initially released on, in or under all or any portion of the Mortgaged Property after the date Lender or such affiliate so takes title to the Mortgaged Property.

All obligations set forth in this Section 2.4 shall survive payment of the Obligations, foreclosure of this Mortgage or acceptance by Lender, its successors or assigns, of a deed-in-lieu of foreclosure.

Section 2.5. Wetlands. The Mortgaged Property is in compliance with all federal laws relating to “Wetlands” (as defined in 33 C.F.R. §328.3, as hereinafter amended), and in any comparable state and/or local law, statute or ordinance, rule or regulation pertaining to such Wetlands, and Borrower shall not perform or cause to be performed any excavation or fill activity or other acts which would in any way destroy, eliminate, alter, obstruct, interfere with or otherwise affect any Wetlands in violation of any such laws, statutes, ordinances, rules or regulations.

Section 2.6. ADA/Fair Housing Act. The Mortgaged Property is, and/or upon completion of construction, will be, in compliance with all applicable provisions of the Americans With Disabilities Act (the “ADA”), the Fair Housing Act and any and all other laws, rules and regulations governing accessibility to or from the Mortgaged Property, and all rules and regulations pertaining thereto. Borrower shall at all times hereafter continue to comply with all requirements of the ADA, the Fair Housing Act and such other laws, rules and regulations.

ARTICLE III

CASUALTY; CONDEMNATION

Section 3.1. Casualty, Repair, Proof of Loss. Subject to the provisions of Section 3.3 hereof, if any portion of the Mortgaged Property shall be damaged or destroyed by any cause (a “Casualty”), Borrower shall:

(a) give immediate notice to Lender; and

(b) promptly commence and diligently pursue to completion (in accordance with plans and specifications approved by Lender) the restoration, repair and rebuilding of the Mortgaged Property as nearly as possible to its value, condition and character immediately prior to the Casualty; and

(c) if the Casualty is covered by insurance, immediately make proof of loss and collect all insurance proceeds, all such proceeds to be payable to Lender or as Lender shall direct. If an Event of Default shall be in existence, or if Borrower shall fail to provide notice to Lender of filing proof of loss, or if Borrower shall not be diligently proceeding, in Lender’s reasonable opinion, to collect such insurance proceeds, then Lender may, but is not obligated to, make proof of loss, and is authorized, but is not obligated, to settle any claim with respect thereto, and to collect the proceeds thereof. All proceeds from such claim shall be paid to Lender to be applied pursuant to the terms of this Article III.

Section 3.2. Use of Insurance Proceeds — Total Loss. In the event the Casualty results in a loss of 75% or more of the full replacement value of the Mortgaged Property, as determined by Lender, all proceeds received from such claim shall be used to prepay the Obligations in accordance with the terms of the Reimbursement Agreement. Should said proceeds exceed the amounts due under the Reimbursement Agreement and this Mortgage, any such excess shall be repaid to Borrower. Should said proceeds be less than the amounts due under the Reimbursement Agreement and this Mortgage, any deficiency shall be paid by Borrower to Lender within sixty (60) days of demand by Lender. Lender’s right to payment of insurance proceeds shall exist whether or not any such loss results in any impairment to the security of the Lender hereunder.

Section 3.3. Use of Insurance Proceeds — Partial Loss. In the event the Casualty results in a loss of less than 75% of the full replacement value of the Mortgaged Property, as determined by Lender, Lender shall make the net insurance proceeds received by it (after reimbursement of Lender’s reasonable out-of-pocket costs of collecting and disbursing the same) available to Borrower to pay the cost of restoration, repair and rebuilding of the Mortgaged Property, subject to the following conditions:

(a) There shall be no Event of Default in existence at the time of any disbursement of the insurance proceeds.

(b) Lender shall have determined, in its reasonable discretion, that the cost of restoration, repair and rebuilding is and will be equal to or less than the amount of insurance proceeds deposited by Borrower with Lender or Borrower has deposited with Lender such additional funds such that the sum of the insurance proceeds and such funds equals the cost of restoration, repair or rebuilding.

(c) Lender shall have determined, in its reasonable discretion, that the restoration, repair and rebuilding can be completed in accordance with plans and specifications approved by Lender (such approval not to be unreasonably withheld), in accordance with applicable codes and ordinances, and in accordance with the terms, and in any event not less than sixty (60) days prior to the Maturity Date.

(d) All funds shall be held by Lender in an interest bearing account and shall be disbursed, at Lender’s option, in accordance with Lender’s customary disbursement procedures for construction loans.

(e) The Casualty shall have occurred more than six (6) months prior to the Maturity Date.

(f) The Mortgaged Property shall have been appraised and, if required therein, the Letter of Credit reduced as required by Lender in its discretion.

If any of these conditions shall not be satisfied, then Lender shall have the right to use the insurance proceeds to prepay the Obligations in accordance with the Reimbursement Agreement. If any insurance proceeds shall remain after completion of the restoration, repair and rebuilding of the Mortgaged Property, they shall be used to prepay the Obligations in accordance with the Reimbursement Agreement.

Notwithstanding anything to the contrary contained herein, and provided no Event of Default, and no event which with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred and is then continuing, in the event the amount of the insurance proceeds payable in connection with a Casualty is less than $100,000, Borrower shall be entitled to directly settle and compromise such claim to be applied, at the reasonable discretion of Borrower, applied to the cost of restoration, repair and rebuilding of the Mortgaged Property.

Section 3.4. Condemnation. If any portion of the Mortgaged Property shall be taken, condemned or acquired pursuant to exercise of the power of eminent domain or threat thereof (a “Condemnation”), Borrower shall:

(a) give immediate notice thereof to Lender, and send a copy of each document received by Borrower in connection with the Condemnation to Lender promptly after receipt; and

(b) diligently pursue any negotiation and prosecute any proceeding in connection with the Condemnation at Borrower’s expense. If an Event of Default shall be in existence, or if Borrower, in Lender’s reasonable opinion, shall not be diligently negotiating or prosecuting the claim, Lender is authorized, but not required, to negotiate and prosecute the claim and appear at any hearing for itself and on behalf of Borrower and to compromise or settle all compensation for the Condemnation. Lender shall not be liable to Borrower for any failure by Lender to collect or to exercise diligence in collecting any such compensation. Borrower shall not compromise or settle any claim resulting from the Condemnation if such settlement shall result in payment of $10,000.00 or more less than Lender’s reasonable estimate of the damages therefrom. All awards shall be paid to Lender to be used to prepay the Obligations in accordance with the terms of the Reimbursement Agreement.

Notwithstanding anything to the contrary contained herein, and provided no Event of Default, and no event which with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred and is then continuing, in the event the amount of the claim in connection with a Condemnation is less than $100,000, Borrower shall be entitled to directly settle and compromise such claim.

ARTICLE IV

DEFAULTS AND REMEDIES

Section 4.1. Events of Default. An Event of Default (as that term is defined in the Reimbursement Agreement) shall constitute an Event of Default hereunder.

Section 4.2. Remedies. Upon the occurrence of an Event of Default, all of the Obligations, at the option of Lender, shall be accelerated and become immediately due and payable, without presentment, demand or further notice of any kind. In addition to the remedies set forth in the Reimbursement Agreement, Lender shall have the right to proceed to protect and enforce its rights by one or more of the following remedies:

(a) Lender shall have the right to bring suit either for damages, for payment of amounts outstanding under the Reimbursement Agreement, for specific performance of any agreement contained in any LOC Document, for the foreclosure of this Mortgage, or for the enforcement of any other appropriate legal or equitable remedy.

(b) Lender shall have the right to sell the Mortgaged Property at public auction and convey the same to the purchaser in fee simple, power being expressly granted to sell the Mortgaged Property, as provided by law, Borrower to remain liable for any deficiency. Said sale may be as one (1) tract or otherwise, at the sole option of Lender, the Mortgaged Property being a single tract for the purposes of Minnesota Statutes Annotated § 580.08. In the event of any sale of the Mortgaged Property pursuant to any judgment or decree of any court or at public auction or otherwise in connection with the enforcement of any of the terms of this Mortgage, Lender, its successors or assigns, may become the purchaser, and for the purpose of making settlement for or payment of the purchase price, shall be entitled to deliver over and use the Reimbursement Agreement and any claims for interest accrued and unpaid thereon, together with all other sums, with interest, advanced or secured hereby and unpaid hereunder, in order that there may be credited as paid on the purchase price the total amount of the Obligations then due (or any portion thereof which Lender may elect), including all other sums, with interest, advanced or secured hereby and unpaid hereunder or under any of the other LOC Documents.

(c) Lender shall have the right to obtain the appointment of a receiver at any time after the occurrence of an Event of Default. Lender may apply for the appointment of a receiver to the district court for the county where the Mortgaged Property or any part thereof is located, by an action separate from any foreclosure of this Mortgage pursuant to Minnesota Statutes Chapter 580 or pursuant to Minnesota Statutes Chapter 581, or as a part of the foreclosure action under said Chapter 581 (it being agreed that the existence of a foreclosure pursuant to said Chapter 580 or a foreclosure action pursuant to said Chapter 581 is not a prerequisite to any action for a receiver hereunder). Lender shall be entitled to the appointment of a receiver without regard to waste, adequacy of the security or solvency of Borrower. The receiver, who shall be an experienced property manager, shall collect (until the Obligations are fully paid and satisfied and, in the case of a foreclosure sale, during the entire redemption period) the Rents, and shall manage the Mortgaged Property, execute Leases within or beyond the period of the receivership if approved by the court and apply all rents, profits and other income collected by him in the following order:

(i) to the payment of all reasonable fees of the receiver, if any, approved by the court;

(ii) to the repayment of tenant security deposits, with interest thereon, as required by Minnesota Statutes, Section 504B.178, if applicable;

(iii) to the payment when due of delinquent or current real estate taxes or special assessments with respect to the Mortgaged Property, or the periodic escrow for the payment of the same;

(iv) to the payment when due of premiums for insurance of the type required by this Mortgage, or the periodic escrow for the payment of the same;

(v) to payment for the keeping of the covenants required of a lessor or licensor pursuant to Minnesota Statutes, Section 504B.161, subdivision 1, if applicable;

(vi) to the payment of all expenses for normal maintenance of the Mortgaged Property; and

(vii) the balance to Lender (a) if received prior to the commencement of a foreclosure, to be applied to the Obligations, in such order as Lender may elect and (b) if received after the commencement of a foreclosure, to be applied to the amount required to be paid to effect a reinstatement prior to foreclosure sale, or, after a foreclosure sale to any deficiency or, at the option of Lender, to the amount required to be paid to effect a redemption, all pursuant to Minnesota Statutes, Sections 580.30, 580.23 and 581.10, with any excess to be paid to Borrower. Provided, that if this Mortgage is not reinstated nor the Mortgaged Property redeemed as provided by said Sections 580.30, 580.23 or 581.10 following foreclosure, the entire amount paid to Lender, after deducting therefrom the amounts applied by Lender to any deficiency, shall be the property of the purchaser of the Mortgaged Property at the foreclosure sale, together with all or any part of the Mortgaged Property acquired through foreclosure.

Lender shall have the right, at any time and without limitation, as provided in Minnesota Statutes, Section 582.03, to advance money to the receiver to pay any part or all of the items which the receiver should otherwise pay if cash were available from the Mortgaged Property, and sums so advanced, with interest at the Default Rate, shall be secured hereby, or if advanced during the period of redemption shall be part of the sum required to be paid to redeem from the sale.

(d) Lender shall have the right to collect the rents from the Mortgaged Property and apply the same in the manner hereinbefore provided with respect to a receiver. For that purpose, Lender may enter and take possession of the Mortgaged Property and manage and operate the same and take any action which, in Lender’s judgment, is necessary or proper to collect the Rents and to conserve the value of the Mortgaged Property. Lender may also take possession of, and for these purposes use, any and all of the Personal Property. The expense (including any receiver’s fees, attorneys’ fees, costs and agent’s compensation) incurred pursuant to the powers herein contained shall be secured by this Mortgage. Lender shall not be liable to account to Borrower for any action taken pursuant hereto other than to account for any Rents actually received by Lender. Enforcement hereof shall not cause Lender to be deemed a mortgagee in possession unless Lender elects in writing to be a mortgagee in possession.

(e) Lender shall have the right to enter and take possession of the Mortgaged Property and manage and operate the same in conformity with all applicable laws and take any action which, in Lender’s judgment, is necessary or proper to conserve the value of the Mortgaged Property.

(f) Lender shall have all of the rights and remedies provided in the Uniform Commercial Code, including the right to proceed under the Uniform Commercial Code provisions governing default as to any Personal Property separately from the real estate included within the Mortgaged Property, or to proceed as to all of the Mortgaged Property in accordance with its rights and remedies in respect of said real estate. If Lender should elect to proceed separately as to such Personal Property, Borrower agrees to make such Personal Property available to Lender at a place or places acceptable to Lender, and if any notification of intended disposition of any of such Personal Property is required by law, such notification shall be deemed reasonably and properly given if given at least ten (10) days before such disposition in the manner hereinafter provided.

(g) Lender shall have the right and remedy to file proof of claim and other documents as may be necessary or advisable in order to have its claims allowed in any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceedings affecting Borrower, its creditors or its property, for the entire amount due and payable by Borrower in respect of the Obligations at the date of the institution of such proceedings, and for any additional amounts which may become due and payable by Borrower after such date.

Each remedy herein specifically given shall be in addition to every other right now or hereafter given or existing at law or in equity, and each and every right may be exercised from time to time and as often and in such order as may be deemed expedient by Lender, and the exercise or the beginning of the exercise of one (1) right shall not be deemed a waiver of the right to exercise at the same time or thereafter any other right. Lender shall have all rights and remedies available under the law in effect now and/or at the time such rights and remedies are sought to be enforced, whether or not they are available under the law in effect on the date hereof.

Section 4.3. Expenses of Exercising Rights Powers and Remedies. The expenses (including any receiver’s fees, attorneys’ and legal assistants’ fees, appraisers’ fees, environmental engineers’ and/or consultants’ fees, costs incurred for documentary and expert evidence, stenographers’ charges, publication costs, costs (which may be estimated as to items to be expended after completion of the foreclosure) of procuring all abstracts of title, continuations of abstracts of title, title searches and examinations, title insurance policies and commitments and extensions thereof, UCC and chattel lien searches, and similar data and assurances with respect to title as Lender may deem reasonably necessary either to prosecute any foreclosure action or to evidence to bidders at any sale which may be had pursuant to any foreclosure decree the true condition of the title to or the value of the Mortgaged Property, and agent’s compensation) incurred by Lender after the occurrence of any Event of Default and/or in pursuing the rights, powers and remedies contained in this Mortgage shall be immediately due and payable by Borrower, with interest thereon from the date incurred at the Default Rate, and shall be added to the indebtedness secured by this Mortgage.

Section 4.4. Restoration of Position. In case Lender shall have proceeded to enforce any right under this Mortgage by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then, and in every such case, Borrower and Lender shall be restored to their former positions and rights hereunder with respect to the Mortgaged Property subject to the lien hereof.

Section 4.5. Marshalling. Borrower, for itself and on behalf of all Persons which may claim under Borrower, hereby waives all requirements of law relating to the marshalling of assets, if any, which would be applicable in connection with the enforcement by Lender of its remedies for an Event of Default hereunder, absent this waiver. Lender shall not be required to sell or realize upon any portion of the Mortgaged Property before selling or realizing upon any other portion thereof.

Section 4.6. Waivers. No waiver of any provision hereof shall be implied from the conduct of the parties. Any such waiver must be in writing and must be signed by the party against which such waiver is sought to be enforced. The waiver or release of any breach of the provisions set forth herein to be kept and performed shall not be a waiver or release of any preceding or subsequent breach of the same or any other provision. No receipt of partial payment after acceleration of any of the Obligations shall waive the acceleration. No payment by Borrower or receipt by Lender of a lesser amount than the full amount secured hereby shall be deemed to be other than on account of the sums due and payable hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Lender may accept any check or payment without prejudice to Lender’s right to recover the balance of such sums or to pursue any other remedy provided in this Mortgage. The consent by Lender to any matter or event requiring such consent shall not constitute a waiver of the necessity for such consent to any subsequent matter or event.

Section 4.7. Lender’s Right to Cure Defaults. If Borrower shall fail to comply with any of the terms of the LOC Documents with respect to the procuring of insurance, the payment of taxes, assessments and other charges, the keeping of the Mortgaged Property in repair, or any other term contained herein or in any of the other LOC Documents, Lender may make advances to perform the same without releasing Borrower from any of the Obligations. Borrower agrees to repay upon demand all sums so advanced and all sums expended by Lender in connection with such performance, including without limitation attorneys’ fees, with interest at the Default Rate set forth in the Reimbursement Agreement from the dates such advances are made, and all sums so advanced and/or expenses incurred, with interest, shall be secured hereby, but no such advance and/or incurring of expense by Lender, shall be deemed to relieve Borrower from any default hereunder or under any of the other LOC Documents, or to release Borrower from any of the Obligations.

Section 4.8. Suits and Proceedings. Lender shall have the power and authority, upon prior notice to Borrower, to institute and maintain any suits and proceedings as Lender may deem advisable to (i) prevent any impairment of the Mortgaged Property by any act which may be unlawful or by any violation of this Mortgage, (ii) preserve or protect its interest in the Mortgaged Property, or (iii) restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if, in the sole opinion of Lender, the enforcement of or compliance with such enactment, rule or order might impair the security hereunder or be prejudicial to Lender’s interest.

Section 4.9. Homestead Waiver. Borrower hereby waives any and all homestead and related rights in and to the Mortgaged Property.

ARTICLE V

MISCELLANEOUS

Section 5.1. Binding Effect; Survival; Number; Gender. Subject to the provisions of Section 1.3 hereof, this Mortgage shall be binding on and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns. All agreements, representations and warranties contained herein or otherwise heretofore made by Borrower to Lender shall survive the execution, delivery and foreclosure hereof. The singular of all terms used herein shall include the plural, the plural shall include the singular, and the use of any gender herein shall include all other genders, where the context so requires or permits.

Section 5.2. Severability. The unenforceability or invalidity of any provision of this Mortgage as to any person or circumstance shall not render that provision unenforceable or invalid as to any other person or circumstance.

Section 5.3. Notices. Any notice or other communication to any party in connection with this Mortgage shall be given pursuant to the provisions of the Reimbursement Agreement.

Section 5.4. Applicable Law. This Mortgage and the other LOC Documents shall be construed and enforceable in accordance with, and be governed by, the laws of the State of Minnesota, without giving effect to conflict of laws principles thereof. Whenever possible, each provision of this Mortgage and any other statement, instrument or transaction contemplated hereby or relating hereto, shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Mortgage or any other statement, instrument or transaction contemplated hereby or relating hereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Mortgage or any other statement, instrument or transaction contemplated hereby or relating hereto.

Section 5.5. Effect. This Mortgage is in addition and not in substitution for any other guarantees, covenants, obligations or other rights now or hereafter held by Lender from any other Person in connection with the Obligations.

Section 5.6. Headings. Headings of the Sections of this Mortgage are inserted for convenience only and shall not be deemed to constitute a part hereof.

Section 5.7. Fixture Filing. This instrument shall be deemed to be a Fixture Filing within the meaning of the Minnesota Uniform Commercial Code, and for such purpose, the following information is given:

(a)	Name and address of Debtor:	Lifecore Biomedical, Inc.
3515 Lyman Boulevard
Chaska, Minnesota 55318
Organizational I.D. No.: MN 1J-75

(b)	Name and address of	M&I Marshall & Ilsley Bank
	Secured Party:	651 Nicollet Mall
Minneapolis, Minnesota 55402
Attention: Scott D. Thorson

(c)	Description of the types (or	See granting clause on pages 2 and 3 hereof.
items) of property covered
by this Fixture Filing:

(d)	Description of real estate	See Exhibit A hereto.
to which the collateral is
attached or upon which it
is or will be located:

Some of the above-described collateral is or is to become fixtures upon the above-described real estate, and this Fixture Filing is to be filed for record in the public real estate records. This Mortgage secures an obligation incurred for the construction of an improvement on land and is a construction mortgage within the meaning of applicable Minnesota Statutes.

IN WITNESS WHEREOF, Borrower has executed this Mortgage as of the date first written above.

LIFECORE BIOMEDICAL, INC.

By:	/s/ DENNIS J. ALLINGHAM
Its: President and CEO

STATE OF MINNESOTA	)

COUNTY OF HENNEPIN	)

The foregoing instrument was acknowledged before me the 18th   day of August, 2004, by Dennis J. Allingham, the President and CEO of Lifecore Biomedical, Inc., a Minnesota corporation, for and on behalf of the corporation.

/s/ JANE M. MILLER
Notary Public

THIS INSTRUMENT DRAFTED BY:
Winthrop & Weinstine, P.A. (JWJA)
225 South Sixth Street, Suite 3500
Minneapolis, Minnesota 55402

EXHIBIT A

(Legal Description)

Lot 1, Block 1, Lifecore, Carver County, Minnesota.

EXHIBIT B

(Environmental Reports)

Phase One Environmental Site Assessment dated July 2004 prepared by Earth Tech, Inc.

EXHIBIT C

(Permitted Encumbrances)

1.	Easement for utilities and drainage as shown on the recorded plat.

2.	Easement for pipelines, in favor of Williams Brothers Pipe Line Company (now Williams Pipe Line Company), as created in document dated December 14, 1971, filed January 10, 1972, in Book 20 of Satns., Page 287, originally granted in Book 57 of Deeds, Page 397 and subsequently modified by Release of Right of Way Agreement, in Book 1 of Misc., Page 306.

Released and defined by Amendment and Release of Right of Way Agreement filed April 13, 1990, as Document No. 113693 (Abstract) and filed April 13, 1990, as Document No. T 64813 (Torrens).

3.	Easement for pipelines, in favor of Williams Pipe Line Company, as created in document dated March 28, 1990, filed April 13, 1990, as Document No. 113694.